EXHIBIT 99.1

Contact:
Wendy Watson
216-676-2600

GrafTech Announces Board Changes and Promotion of Jeremy Halford to Chief Operating Officer

BROOKLYN HEIGHTS, Ohio - October 7, 2021 - GrafTech International Ltd. (NYSE:EAF) announced today the resignation of Jeffrey C. Dutton from its Board of Directors (the “Board”), an increase of the size of its Board to provide for two additional directors, and the appointments of Debra Fine, Jean-Marc Germain, and Henry R. Keizer to the Board as independent directors. The Board is now comprised of eleven directors, eight of whom are independent.
“I am pleased to welcome Debra, Jean-Marc, and Henry as the newest members of our Board,” said Chairman Denis Turcotte. “Debra’s deep knowledge of capital markets, Jean-Marc’s operational and strategic leadership experience as Chief Executive Officer of a global manufacturer, and Henry’s extensive knowledge and understanding of financial accounting, reporting and auditing standards, and broader governance experience provide complimentary skill sets and further strengthen the expertise represented on our Board.”
Ms. Fine founded Fine Capital Partners, a financial services firm located in New York, served as President and Chief Executive Officer from 2004 to January 2020, and has served as Chair of the firm since 2020.
Mr. Germain has served as Chief Executive Officer of Constellium SE (NYSE: CSTM), a designer and manufacturer of a broad range of innovative rolled and extruded aluminium products serving primarily the packaging, aerospace and automotive end-markets, since July 2016, and has been executive director of the board of Constellium since June 2016.
Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International, before his retirement in December 2012. Mr. Keizer currently serves as a director of Sealed Air Corporation (NYSE: SEE) and as a trustee of the BlackRock Multi-Asset Fund Complex.
GrafTech also announced today the promotion of Jeremy S. Halford to Executive Vice President, Chief Operating Officer, effective as of October 11, 2021. Mr. Halford will continue to report to David J. Rintoul, President and Chief Executive Officer.

EXHIBIT 99.1
Mr. Halford previously served as GrafTech’s Senior Vice President, Operations and Development since May 1, 2019. Prior to joining GrafTech, Mr. Halford was the President of Arconic Engineered Structures, a producer of highly engineered titanium and aluminum components for the aerospace, defense and oil and gas markets, a position he held since January 2017. Mr. Halford also was President of Doncasters Aerospace, from 2014 to 2016, and Vice President, Global Business Development, Doncasters Group Limited, from 2013 to 2014. Previously, he also was President, Mayfran International from 2012 to 2013, and spent seven years at Alcoa in a variety of general management and strategy roles. Mr. Halford holds a Master of Business Administration degree from Harvard University and a Bachelor of Science degree in Mechanical Engineering from GMI Engineering and Management Institute (now Kettering University).
As Executive Vice President, Chief Operating Officer, Mr. Halford will have responsibility for enhancing GrafTech’s operational and commercial capabilities across the business. In addition, he will continue to drive GrafTech’s strategic corporate initiatives. Commenting on Mr. Halford’s promotion, Mr. Rintoul said “Over the past two years, Jeremy has proven himself to be a highly effective leader and member of our executive team. With Jeremy’s promotion, GrafTech is well-positioned for the future.”
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
Forward-looking statements
This press release contains forward-looking statements that reflect management's current views of future events and operations. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. These forward-looking statements are based on information currently available to the Company as of the date of this press release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its operations. Certain of the risks and uncertainties to which the Company is subject are described in the “Forward Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances except as required by law.
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